PACIFIC BUSINESS CENTERS

PACIFIC BUSINESS CENTER – SAN FRANCISCO SPEAR

201 Spear St., Suite 1100
San Francisco, CA 94105
Phone: (415) 230-5300
Fax: (415) 230-5310
SanFrancisco@PBCoffices.com
www.pbcoffices.com

Virtual Office Services Agreement

Operator: PBC San Francisco, LLC

Client: Cyto Wave ~~Cytowaves~~ Technologies Inc.

Term: This Agreement is effective __October 9, 2012__. The term of this Agreement is month-to-month. After initial term, either party may terminate such agreement by 30-day written notification. In any event, the termination of this agreement shall occur only at the end of a calendar month.

Service Plan (please select): Mail Plus__X__, On the Go_______, VOffice _______, VOffice Plus ____, Other ______

Detailed descriptions of each Service Plan are found on the "Virtual Office Plans" marketing document.

Optional Services (Optional Services may not be available in all locations or service plans. Additional charges apply). Joint User Listings _____, Additional Users_____, Specialized Phone Answering Requirements_________, Coast-to-Coast Call Answering_____, Other _____Describe "Other" ______________________________

Refer to PBC staff for information on Optional Services Pricing information. Client can upgrade Service Plans or to a Full time office anytime during the duration of this Agreement without penalty.

Service Deposit: Client has deposited with Operator **$__Waived if autopay__** as a refundable service deposit to cover Operator for services and purchases made on behalf of the Client. If Client chooses to have Operator charge their monthly services via credit card, Operator will waive service deposit. If client would like 24 hour access a two hundred fifty dollar ($250.00) security deposit is required plus a fifty dollar ($50) refundable key deposit per key set.

Service Activation: Client has agreed to pay **$ __25 for Mail Plus or $89 for all VO Service Plans__** as a non-refundable start-up/activation fee.

Payment of Services: The monthly fixed rate for services is **$ __79.00__**. Payment is due on the 1st day of each month. A $25 late fee will be charged to the Client on the 5th day of the next calendar month. Services will be terminated, mail will be returned to sender and phone service will be discontinued if Client has not paid by close of business on the 15th day of the month. Once in default, the total balance due must be paid in full and Operator will assess Client an additional re-activation fee of eighty-nine ($89) to resume services. **Returned Checks** will result in a $50 fee for each returned check.

Manner of Use: Client may use the facilities and services for legitimate business purposes only. Client shall not conduct any activity on the premises which is forbidden by law, hazardous, or may invalidate or increase the premium of any insurance policy carried by the Operator or its Partners. Client shall not conduct any activity which impairs the character, quiet enjoyment, reputation, appearance or operation of the business. Client agrees to strictly adhere to the reasonable rules and regulations mandated by Operator's landlord and by Center staff. Client is responsible to ensure that its personnel and guests conduct themselves in a business-like and professional manner at all times. Operator may immediately terminate a Client's Agreement upon five (5) days written notice, regardless of term, if Client, its employee or guests use vulgar, abrasive or insulting language or demonstrates aggressive behavior directed toward or observed by any of the Operator's staff or takes action to disrupt the business environment of the Center.

Hours of Operation: Unless agreed otherwise, Client may use the services Monday – Friday, 9:00 am to 5:00 pm, holidays excluded.

Office/Conference Room Usage: (If Applicable) Client will receive account information to access the **Pacific Business Centers Client Portal at http://www.pbcoffices.com/portal.html with rooms booked and powered by Liquid Space for the purposes of** scheduling, on a first-come, first served basis, conference or day office space. Furnished Day Offices, Meeting Rooms, Conference Rooms are charged against contracted hours in 1-hour minimum allotments per scheduled use and then in 30 minute increments. Contracted hours are to be used by the last billing day of each month and will not be carried over. Hourly use over the contracted amount will be billed at then PBC hourly rates. Please see "Private Office and Conference Rooms" below. Client agrees to adhere to Operator's **24-hour** cancellation policy. Client acknowledges that the **Boardroom and Video Conferencing is excluded** in free contracted hours in all Virtual Office Service Agreements. Charges for use will apply.

Private Office and Conference Rooms	
Guest/Day Office (seats up to 3):	$30/hr
Lance Meeting Room (seats up to 6):	$40/hr
Spear Conference Room (seats up to 16):	$50/hr
Sword Conference Room (Seats up to 14):	$75/hr
Bow & Arrow Boardroom (Seats up to 14):	$150/hr
Video Conferencing:	Please inquire

Mail Service: (If Applicable) Operator will act as an agent for Client in receiving mail and reasonably sized packages when such are delivered to Operator in conjunction with service to Client. Client agrees to complete and submit to Operator a U.S. P.S. Form 1583 which will become part of this agreement. Client authorizes Operator to sign for mail and packages deliverable only upon signature and agrees to pick up mail and packages in a timely manner. Upon written instruction, Operator will forward mail and deliveries to another address by re-packaging and posting the contents of Clients mail and deliveries. Client agrees to pay for administrative costs, supplies and postage to accommodate forwarding. **Client agrees that administrative charges will apply if Client contacts operator's staff to review and/or read and/or scan contents of Client's mail.** Operator is not responsible for mail returned to sender for non-payment. Copy, printing and scanning allowances, if applicable, must be used at this PBC location only.

Operator will accept mail in Client's name, as detailed in this contract, **ONLY**. Operator is not responsible for mail returned to sender for improper address. Cyte Wave

Mail must be addressed with: ~~Cytowaves~~ **Technologies Inc., 201 Spear Street, Suite 1100, San Francisco, CA 94105.**

Mail Receiving Instructions:

- ☒ Hold mail at office or
- ☐ Mail to Client on Friday. Forwarding Address: ______________________

Client acknowledges that the U.S Postal Service will not accept a "Change of Address" request for any Business Center client. Therefore, at cancellation, a $90.00 (ninety) termination fee will be assessed which will cover a 30- day phone referral via voicemail and 30-day mail forwarding service. This service is only available to Clients whose accounts are paid in full.

Telephone Service: (If Applicable) Operator will provide personalized phone services per Client's Service Package from 8:30 am to 5:00 pm, Monday – Friday Holidays excluded. Voicemail is 24- hour accessible to client. Unless agreed otherwise, reception services are provided for 1 (one) user, via one assigned phone number and one voicemail box. All components of telephone service, including phone number(s) issued by Operator, used by Client will remain at all times property of Operator.

User Name:______________________ **Phone Number:**______________________

Indemnify and Hold Harmless: Client agrees that Operator is to be free from all liability for claims for damages by reason of injury to any person or loss or damage to any property from any cause while in, upon or in any way connected with the facilities. Client agrees to hold Operator harmless from all liability, loss, cost or obligations on account of, or rising out of any such injuries or losses, however occurring. Due to the imperfect nature of technology and verbal, written or electronic communication, this indemnification of liability includes any perceived loss of business, profits or anticipated earnings that rises out of or in connection with the Client's use of Operator's services including: telephone, voicemail, phone answering, mail delivery or mail forwarding, internet and computer services.

Operator's Employees: Client agrees that during the term of this Agreement and for twelve (12) months after termination, neither Client nor any affiliate of Client shall hire anyone who is or has been a PBC employee of during the Client's Agreement, or accept compensation in connection with the employment of a PBC employee. Upon breach of this provision, Client agrees to pay the Operator ten thousand dollars ($10,000.00) as compensation and agrees that this provision for liquidated damages is reasonable and that the actual damage which would be sustained by the Operator as a result of such breach would be difficult to fix.

Notices: All formal notices must be in writing and delivered to Operator at the Business Center address.

Agreed Date: October 9, 2012

Operator	PBC San Francisco Spear, LLC.	Client:	Cyte Wave ~~Cytowaves~~ Technologies Inc.
Address	201 Spear Street Suite 1100 San Francisco, CA 94105	Address:	201 Spear St Suite 1100 San Francisco, CA 94105
By:	______________________ Julia Joseph, Center Manager Anna Joseph, Center Manager or Becky Simi, Area Manager	By:	[signature] George Yu CEO Print Name and Title